EXHIBIT 22


                    SHELTER PROPERTIES I LIMITED PARTNERSHIP

                                 Subsidiary List


Name of Subsidiary      State of Incorporation/Formation        Date

Windsor I Limited Partnership             Delaware              1992

Shelter I GP Limited Partnership          Delaware              1992